Exhibit 10.7

OPTION AGREEMENT

This Option Agreement evidences the grant of a stock option (the "Option") to purchase shares of common stock, par value $.001 (the "Company Stock"), of Generex Biotechnology Corporation (the "Company") granted to David Brusegard (the "Optionee") pursuant to the Generex Biotechnology Corporation Amended 2001 Stock Option Plan (the “Plan”), a copy of which is attached to this Option Agreement and incorporated into this Option Agreement by reference.  The Option is subject to the terms, conditions, limitations and restrictions set forth in the Plan, including the following:

a.           The date of grant of the Option is March 25, 2011, and the number of shares of Company Stock that may be purchased upon exercise of the Option is 200,000.

b.           The purchase price (the “Exercise Price”) of Company Stock subject to the Option is $0.282 per share.

c.           The Option shall become exercisable as follows, subject to the terms, conditions, limitations and restrictions set forth in the Plan:  200,000 shares will vest on March 25, 2011.  Only options that have vested may be exercised.

d.           Unless sooner terminated pursuant to the Plan, the Option shall terminate on March 25, 2016.

e.           The Optionee shall pay the Exercise Price for the Option (i) in cash or (ii) by such other method as may be approved by the Compensation Committee of the Company’s Board of Directors.  The Optionee shall pay the amount of any withholding tax due at the time of exercise, as provided in the Plan.

f.           The rights and interests of the Optionee under this Option Agreement may not be sold, assigned, encumbered or otherwise transferred, except, in the event of the death of the Optionee, by will or by the laws of descent and distribution.

g.           Any notice to the Company, including notice of exercise of an Option, shall be addressed to the Company in care of Mark Fletcher at the Company’s principal offices.

IN WITNESS WHEREOF, this Option Agreement has been executed on behalf of the Company by a duly authorized officer and by the Optionee effective as of the date of grant of the Option.

GENEREX BIOTECHNOLOGY CORPORATION		ACCEPTED AND AGREED:

Per:	/s/ Mark A. Fletcher	/s/ David Brusegard
David Brusegard, Optionee
Name:	Mark A. Fletcher,
President & CEO

Per:	/s/ Stephen Fellows
Name:	Stephen Fellows,
Acting Chief Financial Officer